Exhibit 99.1


Media Release

First Leesport Bancorp, Inc.
	Leesport Bank
	Essick & Barr Inc.
	Merchants Bank of Pennsylvania

For Additional Information, Please Contact:

Loren Berckey, Marketing Specialist, at 610-926-2161 ext. 213
Paula Barron, Vice President of Marketing, at 610-926-2161, ext. 210


For Immediate Release - October 1, 1999


Leesport Bank To Acquire Johnson Financial Group

Raymond H. Melcher, Jr., President and Chief Executive Officer of First Leesport Bancorp, Inc. (parent company of Leesport Bank, Essick & Barr Insurance Inc., and Merchants Bank of Pennsylvania), has announced that Leesport Bank has entered into a definitive agreement to acquire Johnson Financial Group, Inc., Wyomissing, PA.

Johnson Financial Group, Inc., is a registered investment advisory firm that provides full-service brokerage and investment management services to individuals and businesses. Effective with the acquisition, Johnson Financial Group, Inc., will be renamed First Leesport Wealth Management, Inc. A second company called First Leesport Investment Group, Inc., will be the Sun America Securities, Inc., affiliate and will offer full-service brokerage services through Leesport Bank's and Merchants Bank's financial centers and through a group of independent licensed investment representatives. The entire staff of Johnson Financial will be retained, with Keith R. Johnson continuing to serve as President and CEO and Richene Johnson continuing as Vice President of Operations. Richene Johnson will also continue to serve as Branch Manager of the Wyomissing office of Sun America Securities, Inc., a related business of Johnson Financial Group, Inc., which under the terms of the agreement will become an affiliate of First Leesport Bancorp, Inc.

Said Mr. Melcher, "Bringing Johnson Financial into the First Leesport family of financial services providers is an important step in solidifying our position as a premier one-stop shop for financial services. Combining the Johnsons' expertise in financial planning and investments with the traditional menu of services offered by Leesport Bank and Merchants Bank of Pennsylvania and with the insurance and financial services offered by Essick & Barr Inc., our full-service insurance and employee benefit plans affiliate, will make us one of the broadest and deepest, locally-based financial services providers in the area. We have truly become a one-stop for financial services."

According to Keith Johnson, President of Johnson Financial Group, "Pairing with First Leesport is a wonderful marriage of financial services providers. We believe people are increasingly interested in consolidating their financial affairs under one umbrella of companies, and we're excited to become part of such a strong, growing company. The combination of our investment and financial planning expertise with Essick & Barr's unmatched reputation in the insurance market and the rock solid community history of Leesport Bank and Merchants Bank is going to be wonderful for all our clients."

The $345 million Leesport-based diversified financial services company has banking offices under the name Leesport Bank in Leesport, Bern Township, Blandon, Breezy Corner, Hamburg, Reading, and Wyomissing Hills, and a limited service facility for the residents and staff of Phoebe Berks Village, Wernersville. It also operates banking offices in Schuylkill and Luzerne Counties under the name Merchants Bank of Pennsylvania, a $60 million community bank headquartered in Shenandoah, Schuylkill County, with a branch office in Drums, Luzerne County and additional offices expected to open in November 1999 and April 2000. First Leesport is also the parent company of Essick & Barr Insurance, Inc., a full-service general insurance agency offers personal and commercial property and casualty insurance, life insurance, group insurance for businesses, and employee benefit plans.

First Leesport Bancorp, Inc., is listed on the NASDAQ Small
Capital Market as "FLPB".

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